Exhibit F-2







                                                     November 24, 1999



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re:  National Fuel Gas Company
               National Fuel Gs Supply Corporation
               Form U-1 Application-Declaration
               File No. 70-9175

Ladies and Gentlemen:

         This opinion relates to the joint application-declaration, filed on February 10, 1998, as amended (the "Application-Declaration"), by National Fuel Gas Company ("National") and its wholly-owned subsidiary, National Fuel Gas Supply Corporation ("Supply"), under the Public Utility Holding Company Act of 1935, as amended. The Application-Declaration sought authorization for the acquisition by Supply of substantially all of the assets (the "Acquired Assets") of Cunningham Natural Gas Corporation, a New York corporation ("Cunningham"), in exchange for shares of National common stock, $1.00 par value per share (the "Shares"), and the common stock purchase rights (the "Rights") appurtenant thereto. The Shares (and related Rights) were issued and sold by National to Supply for an aggregate consideration equal to the aggregate value of the Acquired Assets (the "Asset Value"); and the number of Shares (and related Rights) to be so issued and sold were equal to the quotient of (i) the Asset Value, divided by (ii) the per share, market value of the Shares as of the end of November 17, 1999, the last business day immediately preceding the closing. Supply then assigned and delivered the Shares to Cunningham in exchange for the Acquired Assets.

         Based upon the foregoing and subject to the qualifications and assumptions hereinafter specified, I am of the opinion that:

         1. Supply is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania.

         2. If (i) the proposed transaction was consummated in accordance with the Application-Declaration, the order or orders of the Securities and Exchange Commission thereon, and the registration statement referred to in the Application-Declaration, as the same is effective, (ii) the instruments of transfer referenced in that certain Asset Purchase and Reorganization Agreement, dated as of October 8, 1997, as amended, between Cunningham and Supply were duly executed and delivered by Cunningham, and (iii) the certificates representing the Shares were duly executed, countersigned, registered and delivered, and the consideration therefor received by National, then:

          A. All laws of the Commonwealth of Pennsylvania applicable to the proposed transaction were complied with;

          B.  Supply legally acquired the Shares from National;

          C. Supply legally acquired the Acquired Assets through the exchange of the Shares for those assets; and

          D. The legal rights of the holders of any securities heretofore issued by Supply (which is a wholly-owned subsidiary of National) were not violated.

         I  consent   to  the  use  of  this   opinion  as  an  exhibit  to  the
Application-Declaration.

                                       Very truly yours,



                                       /s/ Carl M. Carlotti

                                       Carl M. Carlotti